Exhibit 99.1

In connection with the quarterly report on Form 10-Q of StorageNetworks, Inc. (the “Company”) for the period ended September 30, 2002 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), the undersigned, the Chief Executive Officer and the Chief Financial Officer of the Company, hereby certify, pursuant to 18 U.S.C. § 1350, that: (1) the Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and (2) the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

By:	/s/ PETER W. BELL
Peter W. Bell Chief Executive Officer

Dated: November 13 , 2002

By:	/s/ PAUL C. FLANAGAN
Paul C. Flanagan Chief Financial Officer

Dated: November 13, 2002